PROSPECTUS SUPPLEMENT (To Prospectus Dated April 30, 2010)	Filed pursuant to Rule 424(b)(7) File Number 333-163402

4,885,310 Shares

Libbey Inc.

Common Stock

This prospectus supplement supplements the prospectus dated April 30, 2010, or the prospectus, relating to the resale from time to time by the selling stockholder (or by its pledgees, donees, transferees, assignees or other successors-in-interest) of up to 4,885,310 shares of our common stock, par value $0.01 per share. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The information appearing under the heading “Selling Stockholder” in the prospectus is hereby amended by the addition or substitution of the following, as applicable:

	Shares Beneficially Owned Before the Offering		Maximum Number of Shares Being Offered		Shares Beneficially Owned After the Offering
Name	Number	Percent			Number	Percent
Merrill Lynch Credit Products, LLC (1)	512,092	2.58%	485,309	(2)	26,783	.13%

(1)	The number of shares beneficially owned by the selling stockholder and its percentage ownership prior to the offering is based on 19,853,533 shares of common stock outstanding as of November 2, 2011 and (a) 485,309 shares of common stock issued upon exercise of the 2006 Warrant described in the prospectus, (b) 25 shares of common stock owned by Bank of America N.A., or BAM, as of November 21, 2011 and (c) 26,758 shares of common stock owned by Merrill Lynch, Pierce, Fenner & Smith, Inc., or MLPFS, as of November 21, 2011. As the ultimate parent holding company of each of Merrill Lynch Credit Products, LLC, BAM and MLPFS, Bank of America Corporation may be deemed to beneficially own the shares held by each such entity.
(2)	Represents 485,309 shares of common stock issued upon exercise of the 2006 Warrant. On June 20, 2011, Merrill Lynch PCG, Inc. assigned the 2006 Warrant to Merrill Lynch Credit Products, LLC and on November 21, 2011, Merrill Lynch Credit Products, LLC exercised the warrant in its entirety, acquiring 485,309 shares of our common stock. On October 28, 2009, Merrill Lynch PCG, Inc. had participated in a debt exchange with us in which it acquired other of our securities, as listed and described in further detail in the prospectus. Shares of our common stock beneficially owned by Merrill Lynch PCG, Inc. described in the prospectus and not described in this prospectus supplement were sold by Merrill Lynch PCG, Inc. in a public underwritten offering consummated on August 18, 2010.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 23, 2011